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                                                                    EXHIBIT 99.1

            CENDANT TO OUTSOURCE AND LICENSE ITS MEMBERSHIP BUSINESS

     FORMER MANAGEMENT OF CENDANT MEMBERSHIP SERVICES AND CENDANT INCENTIVES
           ACQUIRES LICENSE FOR FUTURE MEMBERSHIP AND LOYALTY PROGRAMS

   CENDANT TO RETAIN ECONOMIC BENEFITS FROM EXISTING MEMBERS AND WILL RECEIVE
                          A ROYALTY FOR FUTURE MEMBERS

                  2002 EPS FORECAST INCREASED TO $1.35 - $1.40


NEW YORK, NEW YORK, JULY 2, 2001--Cendant Corporation (NYSE: CD) today announced that it has entered into agreements with Trilegiant Corporation, a newly formed corporation to be headquartered in Norwalk, CT, to outsource and license the Company's individual membership and loyalty business. Effective today, the former management of Cendant Membership Services, Inc. ("CMS") and Cendant Incentives, Inc. own 100% of the common stock of Trilegiant. Cendant has invested $20 million for convertible preferred stock of Trilegiant which could convert into 20% of the company's equity. As an incentive for Trilegiant to market memberships and generate royalties, Cendant has agreed to fund the new company approximately $100 million in cash for marketing purposes which Cendant will expense as those marketing dollars are spent. Employees of CMS and Cendant Incentives will become employees of Trilegiant.

Previously, Cendant had planned to spin these units off to its shareholders, which will no longer occur.

Cendant will retain the economic benefits from existing members including all renewals, and Trilegiant will provide fulfillment services to these members for a servicing fee. Under the terms of the outsourcing agreement, Trilegiant will license the assets that are necessary for the operation of the individual membership and loyalty businesses, and beginning in the third quarter of 2002 Cendant will receive a license fee of five percent of Trilegiant's revenues, increasing to approximately 16% over ten years. The outsourcing agreement has a 40-year term. Trilegiant will also pursue similar outsourcing opportunities from third parties.

Accordingly, Cendant will again report the historical operating results of CMS in continuing operations, and will re-file its annual report on Form 10-K/A for the year ended December 31, 2000 and its quarterly report on Form 10-Q/A for the quarter ended March 31, 2001 to reflect the inclusion of CMS for 2000 and the first quarter of 2001. The Company said the inclusion of CMS in continuing operations will increase earnings per share for the first quarter of 2001 by $0.02 and that it expects the transaction to be neutral to slightly positive to results for the remainder of 2001. The transaction is expected to increase 2002 earnings per share by approximately $0.06 to $0.08. As a result, considering the Financial Accounting Standards Board's (FASB) changes in accounting for goodwill amortization and assuming that the


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previously announced Galileo transaction is completed, the Company would expect
EPS for 2002 to be in the range of $1.35 to $1.40. The Galileo transaction and change in goodwill amortization are expected to provide $0.10 to $0.14 and $0.10 to $0.12, respectively, to 2002 earnings per share. Cendant's prior forecast for 2002, which excluded these items, was $1.06.

Cendant Chairman, President and CEO, Henry R. Silverman, stated: "This transaction is superior to that of a spin off because it provides greater shareholder value as well as greater opportunities for former CMS and Cendant Incentives employees, marketing partners and about 24 million club members. All of these key constituents should be pleased to interact with a business that remains affiliated with Cendant."

President and CEO of Trilegiant, Scott W. Bernstein, said, "We are excited about our future as an independent company, and can now focus on our growth objectives. Trilegiant is well capitalized and in a much better position to increase our investments in marketing, technology and systems, and to pursue strategic acquisitions and relationships within the direct marketing industry. Additionally, we will continue the implementation of the aggressive member growth strategy we commenced in the fourth quarter of 2000."

Goldman, Sachs & Co. served as an advisor on the transaction.

Cendant will host a conference call to discuss the outsourcing of its membership businesses on Tuesday, July 3, 2001 at 10:00 a.m. (EDT). Individuals dialing into the conference call at (913) 981-4900 are encouraged to do so beginning at 9:45 a.m. as the call will begin promptly at 10:00 a.m. The conference call will also be available through a live Webcast at www.cendant.com. To access the call online, go to the Investor Center portion of www.cendant.com prior to the call to install the necessary audio software. A replay of the call will be available from July 3, 2001 at 1:00 p.m. (EDT) until July 6, 2001 at 6:00 p.m. (EDT). The replay phone number and access code are (719) 457-0820 and 704109, respectively.

ABOUT CENDANT

Cendant is a diversified global provider of business and consumer services primarily within the real estate and travel sectors. The Company's fee-for-service businesses include hotel, real estate and tax preparation franchising; rental cars, fleet leasing and fuel cards; mortgage origination and employee relocation; customer loyalty programs; vacation exchange and rental services and vacation interval sales. Other business units include the UK's largest private car park operator and electronic reservations processing for the travel industry. With headquarters in New York City, the Company has approximately 57,000 employees and operates in over 100 countries.

STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. CENDANT CAUTIONS THAT THESE STATEMENTS


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ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY
FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN CENDANT'S FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2001 AND GALILEO INTERNATIONAL INC.'S FORM 10-K FOR ITS YEAR ENDED DECEMBER 31, 2000. IN ADDITION, SUCH FORWARD LOOKING STATEMENTS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE MANAGEMENT OF CENDANT AND ITS AFFILIATES. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH STATEMENTS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE STATEMENTS WILL PROVE TO BE CORRECT.


CENDANT MEDIA CONTACT:              CENDANT INVESTOR CONTACTS:
Elliot Bloom                        Sam Levenson
212-413-1832                        212-413-1834

                                    Denise Gillen
                                    212-413-1833